Exhibit 99.1

Contact:	Steve Pickman
913-367-1480

FOR IMMEDIATE RELEASE:	MGPI FISCAL 2005 FOURTH QUARTER AND YEAR-END EARNINGS
TO BE IMPACTED BY HIGHER ENERGY COSTS COMBINED WITH LOWER
FUEL ALCOHOL PRICES AND SPECIALTY INGREDIENTS SALES

ATCHISON, Kan., August 8, 2005—MGP Ingredients, Inc. (Nasdaq/MGPI) announced today that its income for the fourth quarter of fiscal 2005, which ended June 30, will be lower than expected, and that earnings for the entire year likely will be between $0.24 and $0.26 per share.  This compares to the company’s most recently issued guidance of $0.35 to $0.40 per share.

According to Ladd Seaberg, president and chief executive officer, the company missed its guidance because the fourth quarter performance was adversely affected by a combination of factors, primarily higher energy costs, lower than anticipated fuel grade alcohol prices, lower than expected sales of specialty food ingredients and increased sales of lower valued commodity wheat gluten, which, due to market conditions, was sold below cost.

“The higher energy costs in the fourth quarter resulted from a higher than expected increase in natural gas prices,” Seaberg said.  “Also, the softness in fuel alcohol prices was more severe than what had been factored into our guidance, which we revised early in the quarter.  Although natural gas prices have risen since the end of the quarter, selling prices for fuel alcohol have increased even more substantially and should contribute to an improved performance in the first quarter of fiscal 2006.  Specialty ingredient sales are also showing signs of improvement and, as a result, the effect of sales in our commodity gluten area should be less of a factor in the current quarter.”

Although the company has deemphasized gluten sales in recent years because of market conditions, gluten remains a co-product from the processing of flour in the manufacture of wheat starch.  Seaberg explained, “we use gluten to make our specialty proteins.  Because our sales of specialty proteins lagged behind our starch sales, we had excess gluten which we had to sell at market prices below our costs.”   Seaberg added that “one of our primary goals is to continue to strengthen our capabilities and develop new opportunities for converting as much gluten as feasible into innovative, value-added specialty protein ingredients.  Despite what we experienced in the fourth quarter, we continue to make significant progress toward this goal.”

As previously announced, the company plans to issue its fourth quarter and fiscal year-end results prior to the market’s opening on August 16.  Additional details about the quarter’s performance will be included in the release and discussed in a conference call which the company has scheduled for 10 a.m. central time that day.  Stockholders and other interested persons may listen to the conference call via telephone by dialing 800-322-0079 by 9:50 a.m. central time August 16, or by accessing it on the internet at www.mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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